Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Changes Format of Annual Meeting of Stockholders
to be Held on May 21, 2020

St. Louis, Missouri – May 1, 2020 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced today that its 2020 annual meeting of stockholders will be held virtually, moving away from an in-person event due to the continuing impacts of the COVID-19 pandemic. The date, time and agenda for the meeting have not changed. The details of the virtual annual meeting are as follows:

Date: Thursday, May 21, 2020
Time: 12:30 pm Central Time
Link: www.virtualshareholdermeeting.com/BDC2020

Stockholders of record at the close of business on March 24, 2020, are encouraged to vote their shares via the internet, telephone or mail using the instructions provided with their proxy materials that were issued beginning April 6, 2020. Those instructions remain valid; however, stockholders will no longer be able to attend the annual meeting in-person. Instead, stockholders may access, participate in and vote at the virtual annual meeting using the virtual meeting link noted above and entering the 16-digit control number found on the proxy card or Notice of Internet Availability of Proxy Materials previously delivered. For additional information regarding accessing and participating in the virtual meeting, please refer to the company's supplemental proxy materials filed with the Securities and Exchange Commission on May 1, 2020.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com